Cooper Standard Reports Record 2016 Results

NOVI, Mich., February 16, 2017 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the fourth quarter and full year 2016.

Fourth Quarter 2016 Highlights

•	Net income totaled $31.1 million or $1.65 per fully diluted share

•	Adjusted net income totaled $52.6 million or $2.80 per fully diluted share

•	Adjusted EBITDA totaled $103.8 million, up 13.7 percent year-over-year

•	Cash flow from operations totaled $181.7 million; free cash flow generated was $134.1 million

Full Year 2016 Highlights

•	Net income totaled $139.0 million or $7.42 per fully diluted share

•	Adjusted net income totaled $201.7 million or $10.77 per fully diluted share

•	Adjusted EBITDA totaled $416.7 million, up 15.0 percent year-over-year

•	Cash flow from operations totaled $363.7 million; free cash flow generated was $199.3 million

“2016 was the best year in our Company’s history by nearly every measure,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We set new all-time highs in sales, gross profit margin, adjusted EBITDA and free cash flow while improving workplace safety, product quality and customer satisfaction. We are very proud of our culture of engagement that is driving innovation and excellence across all areas of the business and significantly contributing to our record results.”

During the fourth quarter 2016, Cooper Standard generated net income of $31.1 million, or $1.65 per diluted share, and adjusted EBITDA of $103.8 million on sales of $875.4 million. These results compare to a net income of $21.7 million or $1.16 per diluted share and adjusted EBITDA of $91.3 million on sales of $854.4 million in the fourth quarter of 2015. The Company’s adjusted EBITDA margin for the fourth quarter 2016 was 11.9 percent compared to 10.7 percent in the fourth quarter 2015.

Fourth quarter 2016 net income excluding restructuring and other special items (“adjusted net income”), totaled $52.6 million, or $2.80 per diluted share, compared to $56.2 million, or $3.01 per diluted share in the fourth quarter 2015. The year-over-year change is due largely to a one-time adjustment (benefit) to income tax expense recorded in the fourth quarter 2015.

For the full year 2016, the Company reported net income of $139.0 million, or $7.42 per diluted share, and adjusted EBITDA of $416.7 million on sales of $3.47 billion. By comparison, the Company reported net income of $111.9 million, or $6.08 per diluted share, and adjusted EBITDA of $362.4 million on sales of $3.34 billion in 2015. The Company’s adjusted EBITDA margin for 2016 was 12.0 percent compared to 10.8 percent in 2015.
Adjusted net income for 2016 was $201.7 million or $10.77 per diluted share. This compares to adjusted net income of $168.7 million or $9.16 per diluted share in 2015.

Adjusted net income, adjusted EBITDA and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.
Operational Overview
Consolidated
Fourth quarter 2016 sales increased by $21.0 million or 2.5 percent compared to the fourth quarter of 2015. The year-over-year increase is largely attributable to favorable volume and mix, additional revenue from the acquisition of AMI, and the consolidation of the Guangzhou joint venture in China, partially offset by customer price adjustments, the divestiture of the Company’s hard coat plastic exterior trim business and unfavorable foreign exchange. Excluding the impact from foreign exchange, sales in the fourth quarter of 2016 were $886.9 million, an increase of 3.8 percent over the fourth quarter of 2015.
Fourth quarter adjusted EBITDA increased by $12.5 million or 13.7 percent compared to the fourth quarter of 2015. The year-over-year variance is primarily attributable to improvements in operating efficiency, improved supply chain performance and favorable volume and mix. These favorable items were partially offset by customer price adjustments, higher compensation related costs and incremental expense related to growth.
North America
Cooper Standard’s North America segment reported sales of $455.3 million in the fourth quarter of 2016, an increase of 0.9 percent when compared to $451.4 million in sales recorded in the fourth quarter of 2015. The increase was attributable to the acquisition of AMI and improved volume and mix, partially offset by customer price adjustments and the sale of the hard coat plastic exterior trim business which occurred in December 2015.
North America segment profit was $49.9 million, or 11.0 percent of sales, in the fourth quarter of 2016. This compared to segment profit of $58.5 million, or 13.0 percent of sales in the fourth quarter of 2015. The year-over-year change was driven primarily by the non-recurrence of the gain on the sale of the hard coat plastic exterior trim business that was recorded in the fourth quarter of 2015.
Europe
Cooper Standard’s Europe segment reported sales of $237.1 million in the fourth quarter of 2016 compared to $249.2 million in the fourth quarter of 2015. The decrease was attributable to unfavorable volume and mix, customer price adjustments and unfavorable foreign exchange.
The Europe segment reported a segment loss of $8.5 million in the fourth quarter of 2016, compared to segment loss of $16.1 million in the fourth quarter of 2015. The segment results for the fourth quarter 2016 included restructuring expense of $11.8 million. Segment loss in the fourth quarter of 2015 included restructuring expense of $16.2 million. Excluding restructuring expense, Europe segment profit was $3.3 million in the fourth quarter of 2016 compared to a segment profit of $0.1 million in the fourth quarter of 2015. This improvement was largely attributable to increased operating efficiency and improved supply chain performance, partially offset by customer price adjustments, unfavorable volume and mix, and higher compensation related costs.
Asia Pacific
Cooper Standard’s Asia Pacific segment reported sales of $160.2 million in the fourth quarter of 2016, an increase of 18.2 percent compared to $135.5 million in the fourth quarter of 2015. The year-over-year increase is largely attributable to improved volume and mix and the consolidation of the Guangzhou joint venture in China, partially offset by customer price adjustments and unfavorable foreign exchange.
The Asia Pacific segment reported segment profit of $3.1 million in the fourth quarter of 2016, compared to segment profit of $0.3 million in the fourth quarter 2015. The year-over-year change was largely attributable to improved volume and mix, increased operating efficiency and improved supply chain performance, partially offset by higher expenses related to regional growth and unfavorable foreign exchange.
South America
Cooper Standard’s South America segment reported sales of $22.8 million in the fourth quarter of 2016 compared to $18.3 million in the fourth quarter of 2015. The increase was largely attributable to favorable foreign currency exchange rates.
The South America segment incurred a segment loss of $1.5 million in the fourth quarter of 2016 compared to a loss of $24.0 million in the fourth quarter of 2015. The improvement is largely attributable to the non-recurrence of an asset impairment charge recorded in the fourth quarter of 2015.
Liquidity and Cash Flow
At December 31, 2016, Cooper Standard had cash and cash equivalents totaling $480.1 million. Net cash provided by operating activities in the fourth quarter 2016 was $181.7 million compared to $160.4 million in the fourth quarter of 2015. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) improved to $134.1 million in the fourth quarter of 2016 compared to $123.8 million in the fourth quarter of 2015. For the full year 2016, net cash provided by operating activities was $363.7 million compared to $270.4 million in 2015. Free cash flow for the full year 2016 improved to $199.3 million compared to $104.1 million in 2015.
In addition to cash and cash equivalents, the Company had $138.8 million available under its senior amended asset-based revolving credit facility (“ABL facility”) for total liquidity of $618.9 million at December 31, 2016.
Total debt at December 31, 2016 was $762.9 million compared to $777.9 million at December 31, 2015. Net debt (defined as total debt minus cash and cash equivalents) at December 31, 2016 was $282.8 million compared to $399.7 million at December 31, 2015. Cooper Standard’s net leverage ratio (defined as net debt divided by adjusted EBITDA) at December 31, 2016 was 0.7 times trailing 12 months adjusted EBITDA.
Outlook
The Company has issued 2017 full year guidance as follows:

Current Guidance
Sales	$3.48 - $3.53 billion
Adjusted EBITDA Margin[1]	12.3% - 12.8%
Capital Expenditures	$165 - $175 million
Cash Restructuring	$45 - $55 million
Effective Tax Rate	26% - 29%
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We do not provide guidance on net income margin. Full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year end.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 17 at 9 a.m. ET to discuss its fourth quarter and full year 2016 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008470 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.
About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.
Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs, and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF NET INCOME
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$875,434	$854,402	$3,472,891	$3,342,804
Cost of products sold	707,049	700,567	2,808,049	2,755,691
Gross profit	168,385	153,835	664,842	587,113
Selling, administration & engineering expenses	91,284	90,467	359,782	329,922
Amortization of intangibles	3,592	3,073	13,566	13,892
Impairment charges	1,273	21,611	1,273	21,611
Restructuring charges	12,563	19,035	46,031	53,844
Other operating (profit) loss	—	(8,033)	155	(8,033)
Operating profit	59,673	27,682	244,035	175,877
Interest expense, net of interest income	(11,528)	(10,419)	(41,389)	(38,331)
Loss on refinancing and extinguishment of debt	(5,104)	—	(5,104)	—
Equity in earnings of affiliates	2,054	1,641	7,877	5,683
Other (expense) income, net	(2,070)	(148)	(10,659)	9,759
Income before income taxes	43,025	18,756	194,760	152,988
Income tax expense (benefit)	11,009	(2,834)	54,321	41,218
Net income	32,016	21,590	140,439	111,770
Net (income) loss attributable to noncontrolling interests	(902)	75	(1,451)	110
Net income attributable to Cooper-Standard Holdings Inc.	$31,114	$21,665	$138,988	$111,880

Weighted average shares outstanding
Basic	17,671,669	17,435,978	17,459,710	17,212,607
Diluted	18,809,223	18,673,788	18,730,378	18,414,994

Earnings per share
Basic	$1.76	$1.24	$7.96	$6.50
Diluted	$1.65	$1.16	$7.42	$6.08

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2016	2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$480,092	$378,243
Accounts receivable, net	460,503	455,187
Tooling receivable	90,974	102,877
Inventories	146,449	149,645
Prepaid expenses	37,142	30,016
Other current assets	81,021	73,513
Total current assets	1,296,181	1,189,481
Property, plant and equipment, net	832,269	765,369
Goodwill	167,441	149,219
Intangible assets, net	81,363	70,702
Deferred tax assets	46,419	49,299
Other assets	68,029	80,222
Total assets	$2,491,702	$2,304,292
Liabilities and Equity
Current liabilities:
Debt payable within one year	$33,439	$45,494
Accounts payable	475,426	400,604
Payroll liabilities	144,812	127,609
Accrued liabilities	105,665	107,713
Total current liabilities	759,342	681,420
Long-term debt	729,480	732,418
Pension benefits	172,950	176,525
Postretirement benefits other than pensions	54,225	52,963
Deferred tax liabilities	9,241	4,914
Other liabilities	44,673	41,253
Total liabilities	1,769,911	1,689,493
Redeemable noncontrolling interest	—	—
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	513,934	513,764
Retained earnings	425,972	306,713
Accumulated other comprehensive loss	(242,563)	(217,065)
Total Cooper-Standard Holdings Inc. equity	697,360	603,429
Noncontrolling interests	24,431	11,370
Total equity	721,791	614,799
Total liabilities and equity	$2,491,702	$2,304,292

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2016	2015	2014
	(Unaudited)
Operating Activities:
Net income	$140,439	$111,770	$45,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	109,094	100,535	96,143
Amortization of intangibles	13,566	13,892	16,437
Impairment charges	1,273	21,611	26,273
Share-based compensation expense	24,032	13,955	12,587
Equity in earnings, net of dividends related to earnings	(4,855)	(3,766)	(3,767)
Loss on refinancing and extinguishment of debt	5,104	—	30,488
Gain on divestitures and sale of investment in affiliate	—	(8,033)	(18,809)
Gain on remeasurement of previously held equity interest	—	(14,199)	—
Deferred income taxes	9,082	(2,698)	8,816
Other	1,591	725	542
Changes in operating assets and liabilities:
Accounts and tooling receivable	(579)	(72,546)	(17,934)
Inventories	6,651	12,848	888
Prepaid expenses	(7,010)	5,348	277
Accounts payable	70,066	61,063	(11,460)
Payroll and accrued liabilities	5,612	75,424	(3,674)
Other	(10,369)	(45,544)	(11,231)
Net cash provided by operating activities	363,697	270,385	171,049
Investing activities:
Capital expenditures	(164,368)	(166,267)	(192,089)
Proceeds from divestitures and sale of investment in affiliate	—	33,500	50,602
Acquisition of businesses, net of cash acquired	(37,478)	(34,396)	(21,217)
Investment in joint ventures	—	(4,300)	—
Cash from consolidation of joint venture	3,395	—	—
Return on equity investments	—	—	951
Proceeds from sale of fixed assets and other	185	5,069	4,357
Net cash used in investing activities	(198,266)	(166,394)	(157,396)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	393,060	—	737,462
Repurchase of long-term debt	—	—	(675,615)
Repayment and refinancing of term loan facility	(397,196)	—	—
Purchase of noncontrolling interest	—	(1,262)	(18,487)
Repurchase of common stock	(23,800)	—	(5,162)
Proceeds from exercise of warrants	2,810	9,277	9,022
(Decrease) increase in short term debt, net	(12,223)	(9,008)	334
Borrowings on long-term debt	—	151	6,609
Principal payments on long-term debt	(10,747)	(8,863)	(4,273)
Taxes withheld and paid on employees' share-based payment awards	(12,624)	(2,028)	(4,214)
Excess tax benefits on stock options	—	320	4,098
Other	(2,196)	(177)	(363)
Net cash (used in) provided by financing activities	(62,916)	(11,590)	49,411
Effects of exchange rate changes on cash and cash equivalents	(666)	18,572	19,836
Changes in cash and cash equivalents	101,849	110,973	82,900
Cash and cash equivalents at beginning of period	378,243	267,270	184,370
Cash and cash equivalents at end of period	$480,092	$378,243	$267,270

The following table details segment profit (loss):
(Dollar amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Segment profit (loss)
North America	$49,887	$58,509	$219,744	$215,487
Europe	(8,479)	(16,058)	(15,989)	(22,435)
Asia Pacific	3,133	318	9,206	4,063
South America	(1,516)	(24,013)	(18,201)	(44,127)
Consolidated income before income taxes	$43,025	$18,756	$194,760	$152,988

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income (loss) (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(dollar amounts in thousands)
Net income attributable to Cooper-Standard Holdings Inc.	$31,114	$21,665	$138,988	$111,880
Income tax expense (benefit)	11,009	(2,834)	54,321	41,218
Interest expense, net of interest income	11,528	10,419	41,389	38,331
Depreciation and amortization	30,961	29,150	122,660	114,427
EBITDA	$84,612	$58,400	$357,358	$305,856
Gain on remeasurement of previously held equity interest (1)	—	—	—	(14,199)
Restructuring charges (2)	12,563	19,035	46,031	53,844
Impairment charges (3)	1,273	21,611	1,273	21,611
Gain on divestiture (4)	—	(8,033)	—	(8,033)
Loss on refinancing and extinguishment of debt (5)	5,104	—	5,104	—
Secondary offering underwriting fees and other expenses (6)	—	—	6,500	—
Amortization of inventory write-up (7)	—	—	—	1,419
Settlement charges (8)	281	—	281	—
Share-based compensation (9)	—	(32)	—	(71)
Acquisition costs	—	285	—	1,637
Other	—	40	155	301
Adjusted EBITDA	$103,833	$91,306	$416,702	$362,365

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Includes non-cash impairment charges related to restructuring and is net of non-controlling interest.

(3)	Impairment charges in 2016 related to fixed assets of $1,273. Impairment charges in 2015 related to fixed assets of $13,630 and intangible assets of $7,981.

(4)	Gain on sale of hard coat plastic exterior trim business in 2015.

(5)	Loss on refinancing and extinguishment of debt relating to the refinancing of our Term Loan Facility in 2016.

(6)	Fees and other expenses associated with the March 2016 secondary offering.

(7)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

(8)	Settlement charges in 2016 related to the initiative to de-risk the U.K. pension plans.

(9)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$31,114	$21,665	$138,988	$111,880
Gain on remeasurement of previously held equity interest (1)	—	—	—	(14,199)
Restructuring charges (2)	12,563	19,035	46,031	53,844
Impairment charges (3)	1,273	21,611	1,273	21,611
Gain on divestiture (4)	—	(8,033)	—	(8,033)
Loss on refinancing and extinguishment of debt (5)	5,104	—	5,104	—
Secondary offering underwriting fees and other expenses (6)	—	—	6,500	—
Amortization of inventory write-up (7)	—	—	—	1,419
Settlement charges (8)	281	—	281	—
Share-based compensation (9)	—	(32)	—	(71)
Acquisition costs	—	285	—	1,637
Other	—	40	155	301
Tax impact of adjusting items (10)	2,253	1,659	3,385	308
Adjusted net income	$52,588	$56,230	$201,717	$168,697

Weighted average shares outstanding
Basic	17,671,669	17,435,978	17,459,710	17,212,607
Diluted	18,809,223	18,673,788	18,730,378	18,414,994

Earnings per share:
Basic	$1.76	$1.24	$7.96	$6.50
Diluted	$1.65	$1.16	$7.42	$6.08

Adjusted earnings per share:
Basic	$2.98	$3.22	$11.55	$9.80
Diluted	$2.80	$3.01	$10.77	$9.16

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Includes non-cash impairment charges related to restructuring and is net of non-controlling interest.

(3)	Impairment charges in 2016 related to fixed assets of $1,273. Impairment charges in 2015 related to fixed assets of $13,630 and intangible assets of $7,981.

(4)	Gain on sale of hard coat plastic exterior trim business in 2015.

(5)	Loss on refinancing and extinguishment of debt relating to the refinancing of our Term Loan Facility in 2016.

(6)	Fees and other expenses associated with the March 2016 secondary offering.

(7)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

(8)	Settlement charges in 2016 related to the initiative to de-risk the U.K. pension plans.

(9)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

(10)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow

The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$181,652	$160,412	$363,697	$270,385
Capital expenditures	(47,580)	(36,606)	(164,368)	(166,267)
Free cash flow	$134,072	$123,806	$199,329	$104,118